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                                                                   EXHIBIT 12(d)
                           BANK OF BOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS


                       (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the five years ended December 31, 1993 were as follows:

                                                                                Years Ended December 31,
                                                    ----------------------------------------------------------------------------
(Dollars in thousands)
                                                          1993            1992             1991             1990            1989
                                                    ----------      ----------       ----------       ----------      ----------
Net income (loss)                                  $   299,026     $   278,881      $  (113,155)     $  (468,248)    $   138,114
Extraordinary items, net of tax                                        (72,968)          (7,758)         (43,649)
Cumulative effect of changes
  in accounting principles, net of tax                 (24,203)
Income tax expense (benefit)                           214,683         152,781          (57,990)           2,579          84,951
                                                    ----------      ----------       ----------       ----------      ----------
   Pretax earnings (loss)                          $   489,506     $   358,694      $  (178,903)     $  (509,318)    $   223,065
                                                    ==========      ==========       ==========       ==========      ==========
Fixed charges:
   Portion of rental expense
   (net of sublease rental income)
   which approximates the interest
   factor                                          $    27,063     $    28,159      $    30,370      $    38,747     $    35,482
Interest on borrowed funds                           1,719,111       1,029,054          608,552        1,229,816       1,953,723
Interest on deposits                                 3,856,025       2,771,873        2,731,559        3,236,691       3,357,336
                                                    ----------      ----------       ----------       ----------      ----------
       Total fixed charges                           5,602,199       3,829,086        3,370,481        4,505,254       5,346,541

Preferred stock dividend
   requirements                                         61,377          33,186           13,255           13,748          22,568
                                                    ----------      ----------       ----------       ----------      ----------
Total combined fixed charges
   and preferred stock dividend
   requirements                                    $ 5,663,576     $ 3,862,272      $ 3,383,736      $ 4,519,002     $ 5,369,109
                                                    ==========      ==========       ==========       ==========      ==========

Earnings (for ratio calculation)
   (Pretax earnings (loss)
   plus total fixed charges)                       $ 6,091,705     $ 4,187,780      $ 3,191,578      $ 3,995,936     $ 5,569,606
                                                    ==========      ==========       ==========       ==========      ==========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividend requirements                            1.08            1.08              .94              .88            1.04
                                                    ==========      ==========       ==========       ==========      ==========
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For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges.  "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.  Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.  No tax adjustments were made in loss years.